UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) February 18, 2016

Impac Mortgage Holdings, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

1-14100	33-0675505
(Commission File Number)	(IRS Employer Identification No.)

19500 Jamboree Road, Irvine, California	92612
(Address of Principal Executive Offices)	(Zip Code)

(949) 475-3600

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02              Results of Operations and Financial Condition.

On February 18, 2016, Impac Mortgage Holdings, Inc. (the “Company”)  issued a press release announcing certain financial results for the quarter and year ended December 31, 2015.  A copy of the press release is attached hereto as Exhibit 99.1 and the information therein is incorporated herein by reference.

Item 7.01              Regulation FD Disclosure.

The information under Item 2.02, above, is incorporated herein by reference.

The information reported under Items 2.02 and 7.01 in this Current Report on Form 8-K, including Exhibit 99.1 attached hereto, shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing.

Item 8.01              Other Events

On February 18, 2016, Impac Mortgage Holdings, Inc. announced the following financial results for the quarter and year ended December 31, 2015.

For the year ended 2015, the Company reported net earnings of $80.8 million or $6.40 per diluted common share, as compared to a net loss of $(6.3) million or $(0.68) per diluted common share for the year ended 2014. For the quarter ended December 31, 2015, the Company reported net earnings of $10.7 million or $0.85 per diluted common share, as compared to a net loss of $(2.2) million or $(0.23) per diluted common share for the quarter ended December 31, 2014.

Results of Operations

(in thousands, except share data)
(unaudited)

	For the Three Months Ended			For the Year Ended
	December 31, 2015	September 30, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Revenues:
Gain on sale of loans, net	$36,188	$47,274	$8,749	$169,206	$28,217
Real estate services fees, net	1,978	2,775	3,447	9,850	14,729
Servicing income, net	2,019	2,432	813	6,102	4,586
Loss on mortgage servicing rights	(4,422)	(4,818)	(1,576)	(18,598)	(5,116)
Other	113	(11)	20	397	1,723
Total revenues	35,876	47,652	11,453	166,957	44,139
Expenses:
Personnel expense	20,939	21,315	9,557	77,821	37,398
Business promotion	8,021	10,735	162	27,650	1,182
General, administrative and other	7,509	7,100	4,500	27,988	18,760
Accretion of contingent consideration	2,671	2,424	—	8,142	—
Change in fair value of contingent consideration	(17,697)	(16,897)	—	(45,920)	—
Total expenses	21,443	24,677	14,219	95,681	57,340
Operating income (loss):	14,433	22,975	(2,766)	71,276	(13,201)

Other income (expense):
Net interest income (expense)	(189)	119	797	1,946	1,135
Change in fair value of long-term debt	—	—	(3,590)	(8,661)	(4,014)
Change in fair value of net trust assets	(2,560)	(3,004)	3,222	(5,638)	11,063
Total other income (expense)	(2,749)	(2,885)	429	(12,353)	8,184
Net earnings (loss) before income taxes	11,684	20,090	(2,337)	58,923	(5,017)
Income tax expense (benefit)	975	781	(100)	(21,876)	1,305
Net earnings (loss)	$10,709	$19,309	$(2,237)	$80,799	$(6,322)

Diluted earnings (loss) per share	$0.85	$1.48	$(0.23)	$6.40	$(0.68)

Net earnings (loss) includes fair value adjustments for changes in the contingent consideration, long-term debt and net trust assets.  The contingent consideration is related to the CashCall Mortgage (“CCM”) acquisition transaction, while the other fair value adjustments are related to our legacy portfolio.  These fair value adjustments are non-cash items and are not related to current operating results.  Although we are required by GAAP to record a change in fair value and accretion of the contingent consideration, management believes operating income excluding contingent consideration changes and the related accretion is more useful to discuss the ongoing and future operations.   The table below shows operating income (loss) excluding these items:

Operating income (loss)

(in thousands)

	For the Three Months Ended			For the Year Ended
	December 31, 2015	September 30, 2015	December 31, 2014	December 31, 2015	December 31, 2014

Operating income (loss):	$14,433	$22,975	$(2,766)	$71,276	$(13,201)
Accretion of contingent consideration	2,671	2,424	—	8,142	—
Change in fair value of contingent consideration	(17,697)	(16,897)	—	(45,920)	—
Operating income (loss) excluding changes in contingent consideration	$(593)	$8,502	$(2,766)	$33,498	$(13,201)

Operating income, excluding the changes in contingent consideration, increased to $33.5 million for 2015 as compared to a loss of $(13.2) million for 2014.  In the first quarter of 2015, we completed the acquisition of the CCM operations.  The increase in operating income in 2015 was primarily due to higher origination volumes and higher margins associated with CCM.

During the fourth quarter of 2015, operating income, excluding the changes in contingent consideration, improved by $2.2 million over the fourth quarter of 2014, primarily due to an improvement in gain on sale margins.  Gain on sale margins increased in 2015, due to the increase in retail volume  which earns higher margins than the other origination channels.  The increase in retail originations were a result of the CCM acquisition.

Operating income (loss), excluding the changes in the contingent consideration, decreased to a loss of $(593) thousand in the fourth quarter of 2015 compared to operating income of $8.5 million in the third quarter.  This decline was primarily due to a decrease in gain on sale of loans due to a 16% decline in volume (as discussed below) combined with an 18 bps decrease in gain on sale margins to 187 bps in the quarter.   Offsetting this decline in gain on sale revenue was a $2.7 million decline in marketing expenses in the fourth quarter.  With the expected decline in demand in the fourth quarter for refinance loans associated with normal seasonal declines combined with an increase in mortgage rates, we reduced the amount of TV and radio advertising in the fourth quarter.

Selected Operational Data

(in millions)

	Q4 2015	Q3 2015	% Change	Q4 2014	% Change
Retail Originations	$1,203.8	$1,285.7	-6%	$24.5	4813%
Correspondent Originations	$392.9	$608.5	-35%	$925.4	-58%
Wholesale Originations	$342.0	$409.0	-16%	$159.0	115%
Total Originations	$1,938.7	$2,303.2	-16%	$1,108.9	75%

	YE 2015	YE 2014	% Change
Retail Originations	$5,571.8	$80.3	6839%
Correspondent Originations	$2,238.0	$2,169.6	3%
Wholesale Originations	$1,449.2	$598.9	142%
Total Originations	$9,259.0	$2,848.8	225%

As a result of the acquisition of the CCM consumer direct channel in 2015, total originations increased 225% to $9.3 billion as compared to $2.8 billion in 2014.  During the fourth quarter of 2015, and consistent with the rest of the market, total originations decreased to $1.9 billion, from $2.3 billion in the third quarter of 2015. However, total originations increased approximately 75% from the fourth quarter of 2014.

Fourth quarter origination volumes declined due to the normal seasonal decline, and implementation of the new TILA-RESPA Integrated Disclosures (“TRID”) requirements. Beginning in October 2015, lenders were required to start using new integrated disclosure forms, Loan Estimate and Closing Disclosure, as required by TRID.  The new forms and disclosure rules were a significant change to the mortgage lending process.  Although the Company was prepared for the implementation of TRID in its consumer direct channel, the Company’s business to business customers, who were equipped with lesser resources, experienced longer turn times in closing loans as a result of these new closing demands from TRID.

To manage the capital needs of the Company and to reduce the mortgage servicing rights asset concentration, in the fourth quarter the Company sold $4.5 billion of mortgage servicing rights for approximately $46.0 million.

Selected Operational Data

(in millions)

	12/31/2015	9/30/2015	% Change	12/31/2014	% Change
Mortgage Servicing Portfolio	$3,570.9	$6,088.0	-41%	$2,267.1	58%

	12/31/2015	9/30/2015	% Change	12/31/2014	% Change
Mortgage Servicing Rights	$36.4	$63.3	-42%	$24.4	49%

As of December 31, 2015, the Company’s mortgage servicing portfolio decreased to $3.6 billion, a 41% decrease from September 30, 2015, which correspondingly decreased our retained mortgage servicing rights to $36.4 million at December 31, 2015 as compared to $63.3 million at September 30, 2015.   The decrease in the value of mortgage servicing rights is primarily due to decreases in interest rates and prepayments.

The contingent consideration liability represents the estimated fair value of the expected future earn-out payments to be paid to the seller of the CCM operations which was acquired in the first quarter of 2015.  In the fourth quarter, similar to the third quarter, we updated assumptions based on current market conditions, resulting in a decline in projected volumes and in turn a lower estimated value of the contingent consideration. As a result, we recorded a change in the fair value of the contingent consideration in the third quarter reducing the contingent consideration liability by $17.7 million over the remaining earn-out period of two years.

Non-GAAP Financial Measures

The information above contains a financial measure, operating income excluding contingent consideration changes and the related accretion, that is a non-GAAP measure. We have provided above a reconciliation  of the non-GAAP financial measure to the most directly comparable GAAP financial measure. Management believes operating income excluding contingent consideration changes and the related accretion is more useful to discuss the ongoing and future operations.  This non-GAAP financial measure should be considered in addition to, but not as a substitute for, measures for financial performance prepared in accordance with GAAP that are presented herein, and the reconciliation to the closest corresponding GAAP measure should be reviewed carefully.

Item 9.01              Financial Statements and Exhibits.

(d)           Exhibits

Exhibit Number	Description
99.1	Press Release dated February 18, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMPAC MORTGAGE HOLDINGS, INC.

Date: February 18, 2016

	By:	/s/ Ron Morrison
	Name:	Ron Morrison
	Title:	EVP and General Counsel

Exhibit Index

Exhibit Number	Description
99.1	Press Release dated February 18, 2016.